Exhibit 10.8
FORM OF
CAPITAL BANCORP, INC.
2017 STOCK AND INCENTIVE COMPENSATION PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of this ___ day of ______________, 2018 (the “Grant Date”), between Capital Bancorp, Inc., a Maryland corporation (“the Company”) and __________ (“Participant”).
WHEREAS the Company desires to grant the Participant certain Restricted Stock Units pursuant to the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan, as approved by the stockholders on August 3, 2017, effective as of August 29, 2017 (the “Plan”) a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in the Plan.
WHEREAS the parties enter into this Agreement to evidence the grant of such Restricted Stock Units (also referred to as “RSUs”) and set forth the terms and conditions governing their exercise.
NOW, THEREFORE, the parties agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein, subject to applicable securities laws. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares, if any, are delivered to the Participant in accordance with Section 4.
3.Vesting. Except as otherwise provided in this Section 3 and subject to any accelerated vesting permitted under Article X of the Plan, RSUs subject to this grant shall vest as set forth below, provided that the Participant is then actively employed by the Company and/or one of its Subsidiaries or Affiliates on each such vesting date. All unvested RSUs that are held by a Participant shall immediately be forfeited upon the last day on which the Participant is actively employed, not including any period during which the Participant is in receipt of non-working notice, pay in lieu of notice, severance pay or any other monies in relation to the cessation of the Participant’s employment (the “Termination”).

First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	50%
Third anniversary of the Grant Date	75%
Fourth anniversary of the Grant Date	100%

4.Settlement of RSUs.
a.At the time of Grant, the Committee may permit the Participant to defer the settlement of the RSUs by offering such Participant a deferral election form. Unless the Participant timely and properly elects to defer the settlement of his or her RSUs and designates a deferred settlement date in compliance with Section 409A of the Code and such other rules and procedures as the Board deems advisable, the Company shall fully settle a Participant’s vested RSUs within thirty (30) days following the date any portion of the Award of RSUs become vested. If a Participant timely and properly elects to defer the settlement of his or her RSUs, the Company shall settle the RSUS within thirty (30) days of the earliest of: (i) the deferred settlement date designated by the Participant; (ii) the date of the Participant’s death; or (iii) the date of a Change in Control.
b.On such settlement date, the Company shall deliver either (i) a certificate evidencing a number of shares of Common Stock equal to the same number of vested RSUs; (ii) cash equal to the Fair Market Value of one Share, as of the settlement date, for each vested RSU; or (iii) a combination of both.
5.Conditions. By acceptance of this RSU award, the Participant hereby releases any rights and/or claims the Participant may have associated with, or in any way related to, any equity awards granted by the Company or any of its Affiliates prior to the Effective Date of the Plan.
6.Non-transferability. All RSUs, and any rights or interests therein, (a) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (b) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (c) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this RSU, or the levy of any execution, attachment or similar legal process upon this RSU, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect. For RSUs settled in Common Stock, during the period commencing on the date the RSUs become vested and terminating two (2) years thereafter, the Participant may not sell, assign, transfer, pledge or otherwise encumber such Common Stock.
7.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.
8.Acknowledgment of Employee. This award of RSUs does not entitle the Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. The Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice. By signing this Agreement, the Participant agrees to execute, upon request, any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award of Restricted Stock Units. The Participant acknowledges and agrees that he or she has reviewed this Agreement and the Plan in its entirety, had an opportunity to obtain the advice of counsel prior to executing and accepting this Agreement, and fully understand all provisions of the Award. The Participant acknowledge that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Participant hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, the Participant acknowledge receipt of the Company’s policy permitting officers and directors to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time. The Participant further agrees not to sell any Shares acquired pursuant to this Award at a time when applicable laws, regulations or the Company’s or any applicable underwriter’s trading policies prohibit such sale.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the principles of conflict of laws thereof.
10.Withholding of Tax. The Company shall withhold from any amounts due and payable by the Company to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any federal or state withholding or other taxes, if any, due from the Company with respect to the exercise of the Option, and the Company may defer such issuance until such withholding or payment is made unless otherwise indemnified to its satisfaction with respect thereto. The Company shall have the right to: (a) make deductions from any settlement of this Option, including the delivery of Shares, or require Shares or cash, or both, be withheld from any settlement of this Option, in each case in an amount sufficient to satisfy the withholding obligation; or (b) take such other action as may be necessary or appropriate to satisfy the withholding obligation.
11.No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without Cause. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.
12.Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or three days after being deposited in the mail, postage prepaid or, in the case of facsimile notice, when received, addressed as follows or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
If to the Company, to the following address:
Attn: Secretary
Capital Bancorp, Inc.
One Church Street
    Rockville, Maryland 20850

If to the Participant, to the address or facsimile number as shown on the signature page hereto.
1.Compliance with Laws. This issuance of RSUs (and the Shares underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this RSU or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.
2.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.
3.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
4.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
5.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
6.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
7.Clawback. By accepting this Award, the Participant agrees to be bound by the clawback provisions as set forth in Section 15.3 of the Plan, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

20. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), to the extent applicable, and shall be construed and administered such that your Award either (i) qualifies for an exemption from the requirements of Section 409A or (ii) satisfies the requirements of Section 409A. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) and in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award that is subject to Section 409A and that is to be distributed to a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within fifteen (15) days after the end of the six (6)-month period. If the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant's death. The determination of a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A.

IN WITNESS HEREOF, the parties have executed and delivered this Agreement as of the date first above written.
Capital Bancorp, Inc.

By: Edward Barry, CEO
Attested by:

PARTICIPANT

By: [INSERT PARTICIPANT NAME]
Address:
___________________________________
___________________________________
Phone Number:
Facsimile: